News Release

Investor Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com

Media Contacts:

John Schneidawind, 215-986-2472
John.Schneidawind@unisys.com

Gail Ferrari Marold, 919-342-5376
Gail.Ferrari@unisys.com




UNISYS ANNOUNCES SECOND-QUARTER 2006 FINANCIAL RESULTS; COMPANY MAKES SIGNIFICANT PROGRESS IN COST-REDUCTION EFFORTS

BLUE BELL, Pa., July 19, 2006 - Unisys Corporation (NYSE: UIS) today announced its second-quarter 2006 financial results and reported significant progress in its previously announced cost-reduction efforts as part of its plan to reposition the company for long-term profitable growth.

Unisys reported a second-quarter 2006 net loss of $194.6 million, or 57 cents per share. The results included a pre-tax charge of $141.2 million to cover a planned workforce reduction of approximately 1,900 people. These second-quarter 2006 results compared with a second-quarter 2005 net loss of $27.1
million, or 8 cents per share.   Pre-tax pension expense in the second quarter
of 2006 was $40.5 million compared with pre-tax pension expense of $45.8 million in the year-ago quarter.

Revenue for the second quarter of 2006 declined 2% to $1.41 billion from $1.44 billion in the year-ago quarter.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"This was a mixed quarter for Unisys," said Joseph W. McGrath, Unisys president and chief executive officer. "We moved aggressively in the quarter to implement planned headcount reductions as part of our global cost-reduction program.
Based on a continuing analysis of the business and efforts to reengineer processes, we also identified opportunities to reduce our global headcount by an additional approximately 1,900 people. These reductions, along with those we announced in the first quarter of 2006, bring the total number of planned worldwide headcount reductions to approximately 5,500. We expect these reductions to yield net annualized cost savings of more than $325 million by the second half of 2007.

"As we implemented these reductions and other elements of our repositioning program, we saw short-term disruptions in our operations, which impacted our financial results for the quarter," McGrath said. "We remain confident, however, that the repositioning effort will significantly enhance our profitability and competitiveness over the long term."

McGrath said that of the total 5,500 planned workforce reductions, the company completed approximately 2,200 reductions in the second quarter, and expects to complete another 1,300 reductions in the third quarter of 2006. By the end of 2006, Unisys expects to complete approximately 90% of the total planned headcount reductions, with the remaining reductions targeted for the first half of 2007. The company plans to reinvest some of these cost savings into increased investments in its growth initiatives, global sourcing, and employee development programs. Net of these reinvestments, the company expects the headcount actions to yield annualized cost savings in excess of $325 million by the second half of 2007.

"We continue to see 2006 as a transitional year as we work through our repositioning actions," McGrath said. "As these initiatives take hold, we expect to realize significant benefits in our profitability in 2007 and 2008."

SECOND-QUARTER COMPANY RESULTS
The company reported a double-digit decline in overall orders in the second quarter. Services orders showed a double-digit decrease, while Technology orders declined by a single-digit percentage compared to the year-ago quarter.

Revenue in the U.S. declined 6% in the quarter to $628 million. Revenue in international markets increased 2% in the quarter to $779 million.

The company's gross profit margin and operating profit margin in the second quarter of 2006 were 11.6% and (13.1%), respectively, which include the cost-reduction charge. These compared with gross and operating profit margins of 19.3% and (3.9%), respectively, in the second quarter of 2005.

SECOND-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the second-quarter 2006 cost-reduction charge discussed above.

Customer revenue in the company's services segment declined 1% in the second quarter of 2006 compared with the year-ago period. The company reported growth in infrastructure services and outsourcing, which was offset by revenue declines in consulting and systems integration and in core maintenance. Gross profit margin in the services business improved to 14.3% from 12.2% a year ago, while the services operating margin improved to (0.9%) compared with (3.7%) a year ago.

Customer revenue in the company's technology segment declined 8% in the second quarter of 2006 driven by double-digit declines in enterprise servers. Reflecting lower sales volume of high-margin enterprise server products, technology gross profit margin declined to 37.6% from 44.6% a year ago while operating margins declined to (12.2%) from (4.8%) a year ago.

In late June, Unisys made major announcements regarding its enterprise server family aimed at improving demand for these products. The company announced a next-generation architecture that will allow multiple operating systems and applications, including proprietary ClearPath systems and Microsoft and Linux, to run simultaneously on the same platform using Intel processor technology. Innovative Unisys software will enable these systems to share application workloads dynamically based on business requirements. Unisys also announced new high-end ClearPath models and software tools that provide up to a 40% performance increase over previous models.


CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys used $193 million of cash from operations in the current quarter. The cash usage in the quarter reflected a reduction of approximately $73 million in the amount of receivables sold through the company's securitization program. The company also used $34 million of cash in the second quarter of 2006 for restructuring payments. In the second quarter of 2005, the company generated $64 million of cash from operations, including a tax refund of approximately $39 million. The year-ago period included $20 million of cash used for restructuring payments. Capital expenditures in the second quarter of 2006 were $65 million compared to $112 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $258 million of free cash in the quarter compared with usage of $48 million in the second quarter of 2005.

During the second quarter Unisys repaid all of its outstanding $57.9 million 8.125% notes due June 1, 2006.

The company ended the second quarter of 2006 with $655 million of cash on hand.

YEAR-TO-DATE RESULTS
For the six months ended June 30, 2006, Unisys reported a net loss of $222.5 million, or 65 cents per share. These results included pre-tax charges of $287.1 million for headcount reductions in the first and second quarters of 2006, a first-quarter 2006 pre-tax gain of $149.9 million on the sale of the company's shares in Nihon Unisys Limited, and a first-quarter 2006 pre-tax curtailment gain of $45.0 million related to changes in the company's U.S. defined benefit pension plans. Pre-tax pension expense in the first half of 2006, including the first-quarter curtailment gain, was $48.4 million compared with pre-tax pension expense of $92.6 million in the first half of 2005. In the first half of 2005, the company reported a net loss of $72.6 million, or 21 cents per share. Revenue for the first six months of 2006 was $2.8 billion compared to revenue of $2.8 billion in the first half of 2005.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging Unisys 3D Visible Enterprise, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 0719/8693
http://www.unisys.com/about_unisys/news_a_events/07198693

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                            Three Months          Six Months
                            Ended June 30        Ended June 30
                         ------------------   ------------------
                           2006      2005       2006      2005
                         --------  --------   --------  --------
Revenue
  Services               $1,224.5  $1,236.0   $2,400.9  $2,343.7
  Technology                182.8     199.5      394.2     458.4
                         --------  --------   --------  --------
                          1,407.3   1,435.5    2,795.1   2,802.1
Costs and expenses
  Cost of revenue:
    Services              1,136.3   1,063.4    2,212.8   2,044.8
    Technology              108.1      94.7      217.5     219.6
                         --------  --------   --------  --------
                          1,244.4   1,158.1    2,430.3   2,264.4
  Selling, general and
    administrative          282.7     267.4      578.1     529.0
  Research and development   63.9      66.6      139.2     131.5
                         --------  --------   --------  --------
                          1,591.0   1,492.1    3,147.6   2,924.9
                         --------  --------   --------  --------
Operating loss             (183.7)    (56.6)    (352.5)   (122.8)

Interest expense             19.1      15.2       38.9      27.8
Other income
 (expense), net              (0.7)     32.0      152.7      32.5
                         --------  --------   --------  --------
Loss before income taxes   (203.5)    (39.8)    (238.7)   (118.1)
Benefit for income taxes     (8.9)    (12.7)     (16.2)    (45.5)
                         --------  --------   --------  --------
Net loss                  ($194.6)   ($27.1)   ($222.5)   ($72.6)
                         ========  ========   ========  ========
Loss per share
Basic                     ($  .57)  ($  .08)   ($  .65)  ($  .21)
                         ========  ========   ========  ========
Diluted                   ($  .57)  ($  .08)   ($  .65)  ($  .21)
                         ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   343,414   340,047    342,936   339,147
                         ========  ========   ========  ========
  Diluted                 343,414   340,047    342,936   339,147
                         ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
June 30, 2006
------------------
Customer revenue      $1,407.3              $1,224.5      $182.8
Intersegment                       ($53.2)       3.8        49.4
                      --------   --------   --------    --------
Total revenue         $1,407.3     ($53.2)  $1,228.3      $232.2
                      ========   ========   ========    ========

Gross profit percent     11.6%                 14.3%       37.6%
                      ========              ========    ========
Operating loss
  percent               (13.1%)                (0.9%)     (12.2%)
                      ========              ========    ========
Three Months Ended
June 30, 2005
------------------
Customer revenue      $1,435.5              $1,236.0      $199.5
Intersegment                       ($75.7)       4.9        70.8
                      --------   --------   --------    --------
Total revenue         $1,435.5     ($75.7)  $1,240.9      $270.3
                      ========   ========   ========    ========

Gross profit percent     19.3%                 12.2%       44.6%
                      ========              ========    ========
Operating loss
  percent                (3.9%)                (3.7%)      (4.8%)
                      ========              ========    ========

Six Months Ended
June 30, 2006
------------------
Customer revenue      $2,795.1              $2,400.9      $394.2
Intersegment                       ($95.8)       7.2        88.6
                      --------   --------   --------    --------
Total revenue         $2,795.1     ($95.8)  $2,408.1      $482.8
                      ========   ========   ========    ========

Gross profit percent     13.1%                 14.7%       39.8%
                      ========              ========    ========
Operating loss
  percent               (12.6%)                (0.9%)      (8.7%)
                      ========              ========    ========
Six Months Ended
June 30, 2005
------------------
Customer revenue      $2,802.1              $2,343.7      $458.4
Intersegment                      ($135.6)       9.7       125.9
                      --------   --------   --------    --------
Total revenue         $2,802.1    ($135.6)  $2,353.4      $584.3
                      ========   ========   ========    ========

Gross profit percent     19.2%                 11.6%       46.2%
                      ========              ========    ========
Operating profit
  (loss) percent         (4.4%)                (5.2%)       1.1%
                      ========              ========    ========

* 2006 results exclude charges for cost reductions and related actions booked in March 2006 and June 2006

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                         June 30,   December 31,
                                           2006         2005
                                       ------------ ------------
Assets
Current assets
 Cash and cash equivalents                  $655.1       $642.5
 Accounts and notes receivable, net        1,082.2      1,111.5
 Inventories
   Parts and finished equipment              103.4        103.4
   Work in process and materials              80.2         90.7
 Deferred income taxes                       110.2         68.2
 Prepaid expense and other
   current assets                            155.7        137.0
                                        ----------   ----------
 Total                                     2,186.8      2,153.3
                                        ----------   ----------
Properties                                 1,346.6      1,320.8
 Less accumulated depreciation
   and amortization                          984.9        934.4
                                        ----------   ----------
 Properties, net                             361.7        386.4
                                        ----------   ----------
Outsourcing assets, net                      420.6        416.0
Marketable software, net                     317.0        327.6
Investments at equity                          1.1        207.8
Prepaid pension cost                       1,318.3         66.1
Deferred income taxes                        138.4        138.4
Goodwill                                     192.1        192.0
Other long-term assets                       138.7        141.3
                                        ----------   ----------
 Total                                    $5,074.7     $4,028.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                               $10.7        $18.1
 Current maturities of long-term debt          0.8         58.8
 Accounts payable                            390.0        444.6
 Other accrued liabilities                 1,393.9      1,293.3
                                        ----------   ----------
 Total                                     1,795.4      1,814.8
                                        ----------   ----------
Long-term debt                             1,049.2      1,049.0
Accrued pension liabilities                  352.4        506.9
Other long-term liabilities                  684.5        690.8
Stockholders' equity (deficit)
 Common stock                                  3.5          3.4
 Accumulated deficit                      (2,330.6)    (2,108.1)
 Other capital                             3,931.6      3,917.0
 Accumulated other comprehensive loss       (411.3)    (1,844.9)
                                        ----------   ----------
 Stockholders' equity (deficit)            1,193.2        (32.6)
                                        ----------   ----------
 Total                                    $5,074.7     $4,028.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)

                                              Six Months Ended
                                                  June 30
                                             ------------------
                                              2006       2005
                                            -------     -------
Cash flows from operating activities
Net loss                                    ($222.5)     ($72.6)
Add (deduct) items to reconcile
 net loss to net cash (used for)
 provided by operating activities:
Equity loss (income)                            4.3       (11.6)
Employee stock compensation
 expense                                        3.2
Depreciation and amortization
 of properties                                 58.5        61.8
Depreciation and amortization of
 outsourcing assets                            66.7        65.6
Amortization of marketable software            66.2        59.2
Gain on sale of NUL shares
 and other investments                       (153.2)
Increase in deferred income taxes, net        (41.9)        (.6)
Decrease in receivables, net                   66.7        73.6
Decrease in inventories                        10.2        10.4
Increase (decrease) in accounts payable
 and other accrued liabilities                  8.0      (249.3)
(Decrease) increase in other
 liabilities                                  (44.5)      122.6
Decrease (increase) in other assets             1.2       (24.8)
Other                                          11.1        56.4
                                            -------     -------
Net cash (used for) provided by
  operating activities                       (166.0)       90.7
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  3,729.3     3,709.4
 Purchases of investments                  (3,731.3)   (3,698.8)
 Investment in marketable software            (55.3)      (63.3)
 Capital additions of properties              (32.7)      (59.4)
 Capital additions of outsourcing assets      (50.1)      (86.3)
 Purchases of businesses                                    (.5)
 Proceeds from sale of NUL shares
  and other investments                       380.6
                                            -------     -------
Net cash provided by (used for)
  investing activities                        240.5      (198.9)
                                            -------     -------
Cash flows from financing activities
 Net (reduction in) proceeds from
  short-term borrowings                        (7.4)         .5
 Proceeds from employee stock plans              .9        12.8
 Payments of long-term debt                   (57.9)     (150.7)
 Costs of credit agreement                     (4.6)
                                            -------     -------
Net cash used for financing
  activities                                  (69.0)     (137.4)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           7.1       (16.0)
                                            -------     -------
Increase (decrease) in cash
 and cash equivalents                          12.6      (261.6)
Cash and cash equivalents, beginning of
 period                                       642.5       660.5
                                            -------     -------
Cash and cash equivalents, end of period     $655.1      $398.9
                                            =======     =======